Exhibit 4.2
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CLASS A COMMON STOCK CLASS A COMMON STOCK |§ INCORPORATED UNDER THE LAWS SEE REVERSE FOR OF THE STATE OF DELAWARE CERTAIN DEFINITIONS CLEARWIRE CORPORATION cusip FULLY PAID AND NONASSESSABLE SHARES OF THE CLASS A COMMON STOCK OF THE PAR VALUE OF $0.0001 EACH OF CLEARWIRF CORPORTION transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney on surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar. WITNESS the facsimile signatures of its duly authorized officers. Dated: